Exhibit 10.3
                                                                    ------------

                           Modification of Bonus Plan
                           Effective November 19, 1998

         RESOLVED, that Paragraph 7(a) of the Annual Bonus and Deferral Plan for Senior Officers (relating to bonus distributions), be, and hereby is, amended to read in its entirety as follows:

                a. (i) After each of the first three fiscal quarters, of each year, following any accrual to or deduction from the account balance for such quarter or the year to date required by the Plan, an amount equal to 25% of the positive balance, if any, of such participant's account and (ii) after the fourth fiscal quarter of each year, following any accrual to or deduction from the account balance for such full year required by the Plan, an amount equal to 100% of the positive balance, if any, of such participant's account.